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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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The Boards of Directors
Young Automotive Group



We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-39997) and Forms S-8 (Nos. 333-14971 and 333-26217) of
our report dated March 27, 1998, with respect to the combined balance sheets of Young Automotive Group as of December 31, 1997 and 1996, and the related combined statements of operations, changes in owners' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of United Auto Group, Inc. dated April 22, 1998.



/s/ KPMG Peat Marwick LLP

Indianapolis, Indiana
April 21, 1998